For Immediate Release

VARSITY GROUP REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006, CONFIRMS CONFERENCE CALL DETAILS AND ANNOUNCES $500 MILLION, FIVE YEAR REVENUE GOAL

Washington, D.C., May 15, 2006 -- Varsity Group Inc. (NASDAQ: VSTY) today reported its results for the first quarter of 2006. Total revenues for the first quarter were $2.2 million, compared to $2.3 million for the same period in 2005. Net loss for the quarter was $1.2 million, or $0.07 per basic and diluted share, compared to a net loss of $0.5 million, or $0.03 per basic and diluted share, in the first quarter of 2005.

"Due to the seasonal nature of our business, the first quarter has historically not been a significant one for our company in terms of revenue generation or profitability. However, we have made important progress on charting a course toward a bold new Varsity. On our conference call today I will outline my vision for Varsity, the progress that we have made in my first 90 days as CEO, and the foundation for my goal to build Varsity into a more profitable, dynamic business with $500 million in annual revenues in the next five years," commented Mark Thimmig, President and Chief Executive Officer of Varsity Group.

The revenue decrease was largely attributable to the non-renewal of an on-campus bookstore management agreement that represented approximately $0.6 million of revenue during the first quarter of 2005 and generated no revenue during Q1 2006. The revenue decline was offset, in part, by the introduction of $0.5 million of uniform related revenues during the three months ended March 31, 2005 associated with the Company's purchase of Campus Outfitters in May 2005. Prior to the acquisition of Campus Outfitters the Company had no uniform related revenues. The Company revenue reaffirmed its expectation that the retention rate for fiscal 2006 will approximate 90% of total fiscal 2005 revenues.

The increased net loss was largely attributable to the addition of overhead costs in the quarter related to the acquisition of Campus Outfitters in May 2005, the continuing investment in the expansion, development and support of its textbook and uniform programs and general increases in personnel and infrastructure expenditures associated with the growth of its business.

Separately, the Company confirmed a conference call is scheduled at 4:30 P.M. EDT today to discuss results. The participant dial-in number for the conference call is 800.665.0430. The participant code is 7428714. This conference call will be recorded and available for replay from the Investors section of our website located at http://www.varsitygroup.com.

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a premier outsource solution provider to education institutions nationwide. Under the elite brand VarsityBooks, Varsity Group offers schools a comprehensive eCommerce solution for their textbook procurement operations. And, through its Campus Outfitters subsidiary, Varsity Group is a full-service provider of uniform apparel needs for schools and businesses. Today, Varsity Group comprises a nationwide network of hundreds of educational institutions that have chosen to outsource their bookstore and/or uniform operations through its innovative and proven outsourcing model.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-Looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the Forward-Looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Contact:

Contact: Jack Benson

Company: Varsity Group Inc.

Title: Chief Financial Officer

Voice: 202-667-3400

URL: http://varsity-group.com

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales:
Textbooks	$ 1,397	$ 2,139
Uniforms	521	--
Shipping	232	198
Other	71	7
Total net sales	2,221	2,344

Operating expenses:
Cost of textbooks	1,114	1,436
Cost of uniforms	224	--
Cost of shipping	251	161
Sales and marketing	1,240	849
General and administrative	1,505	859
Amortization of acquired intangibles	39	--
Total operating expenses	4,373	3,305

Loss from operations	(2,152)	(961)

Other income, net:
Interest income	118	142
Other income, net	1	9
Other income, net	119	151

Loss before income taxes	(2,033)	(810)

Income tax benefit	873	308

Net loss	$ (1,160)	$ (502)

Net loss per share:
Basic and diluted	$ (0.07)	$ (0.03)

Weighted average shares:
Basic and diluted	17,146	16,769

VARSITY GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,838	$ 2,733
Short-term investments	7,458	3,336
Accounts receivable, net of allowance for doubtful accounts of $59 at March 31, 2006 and $80 at December 31, 2005, respectively	1,190	2,188
Inventory	5,572	4,476
Deferred income taxes	367	367
Other	680	5,211
Total current assets	17,105	18,311
Property, plant and equipment, net of depreciation	644	495
Software developed for internal use, net of amortization	1,692	1,188
Intangible assets, net of amortization	705	719
Goodwill	2,409	2,427
Deferred income taxes	16,037	15,157
Long-term investments	3,921	6,406
Other assets	236	101
Total assets	42,749	$ 44,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 2,076	$ 1,874
Other accrued expenses and other current liabilities	426	1,513
Taxes payable	268	336
Total current liabilities	2,770	3,723
Long-term liabilities:
Other non-current liabilities	26	30
Total liabilities	2,796	3,753
Commitments and contingencies
Stockholders' equity:
Preferred stock: $.0001 par value, 20,000 shares authorized; 0 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	--	--
Common stock, $.0001 par value, 60,000 shares authorized, 18,384 and 18,353 shares issued and 17,169 and 17,138 shares outstanding at March 31, 2006 and December 31, 2005, respectively	2	2
Additional paid-in capital	89,381	89,307
Accumulated unrealized loss on securities	(120)	(107)
Accumulated deficit	(47,577)	(46,418)
Treasury stock, $.0001 par value, 1,215 shares at March 31, 2006 and December 31, 2005, respectively	(1,733)	(1,733)
Total stockholders' equity	39,953	41,051
Total liabilities and stockholders' equity	$ 42,749	$ 44,804